FOR IMMEDIATE RELEASE:

Media Contact:
Kirstie Burden, Overstock.com, Inc.
+1 (801) 947-3116
kburden@overstock.com

Investor Contact:
Mark Harden, Overstock.com, Inc.
+1 (801) 947-5409
mharden@overstock.com

Overstock.com Reports Q3 2015 Results
11% revenue growth and net loss of $2.1 million

SALT LAKE CITY - Nov. 9, 2015 - Overstock.com, Inc. (NASDAQ: OSTK) today reported financial results for the quarter ended Sept. 30, 2015.

Dear Owners,

We made significant strategic shifts this quarter. We spent $3.2 million on Medici (our blockchain-oriented subsidiary) and $1.3 million spent on litigation in San Francisco (now on track for a March trial): their combined cost of nearly $5 million caused our Net Income to go slightly (.5%) negative for the first time in 15 quarters.  However, I believe this significant evolution in Overstock’s strategy allows us to parlay our pre-eminence in the world-historic opportunities of cryptotechnology (AKA the “blockchain”) and knowledge of the microstructure of financial markets (acquired in part through our longstanding mitzvah regarding Wall Street) to lead a fundamental change in our nation’s capital markets. As part of this effort, during the quarter we acquired SpeedRoute and related subsidiaries, critical nodes of the National Market System through which we will introduce to the world the CryptoWallStreet we are building.

There are three key issues I’d like to highlight:

First, regarding our central business of online retail: Overall growth dropped to 11%, and marketing efficiency shifted slightly against us this quarter in three ways. One way was the perennial change in search algorithms that affected the industry as a whole (we believe we have largely learned our way out of it). The second way was that we began to migrate discount coupons to rewards earned (we migrated our active email list of 19 million accounts into ClubO Silver, where they now receive a  minimum of 2% rewards dollars on their shopping). We slipped a stitch in executing that migration: my bad. The third way is that I believe something is shifting in the underlying economy: Janet Yellen’s Magic Money Machine have kept sales of homes and home-related products robust, but early in Q3 we noticed sharp traffic swings for competitors with sites catering to disposable income (e.g., fashion), and more muted but still pronounced swings in those departments in our site. We undertook a thorough strategic review (with great assistance from our board), believe that we have isolated two key points of leverage for improvement, and are aggressively executing upon these findings. You will see a fundamental enhancement in the retail business model starting in a week or two, then rolling out across the entire site over the next five months.  We controlled expenses and significantly underspent our internal budget, and will continue managing expenses vigorously to reflect growth achieved or not.

Second, in April of this year JP Morgan CEO Jamie Dimon warned that “Silicon Valley start-ups are coming to eat Wall Street’s lunch” (http://www.businessinsider.com/jamie-dimon-shareholder-letter-and-silicon-valley-2015-4 ): while I concur with Mr. Dimon about the disruptive potential of blockchain technology for FinTech, and while we have a pole position in that race, our intent is to share our lunch with Wall Street, not eat theirs. Because peer-to-peer consensual exchange invokes issues of trust, and because anonymous peers do not necessarily trust each other, for 6,000 years civilization has accumulated a set of centralized intermediary institutions (both privte and government) to solve that problem of trust: it is the clear lesson of modern times that those intermediary institutions engage in rent-seeking behavior, and the rent extracted is to the detriment of society. Fortunately, however, trust can now be accomplished through the blockchain, which means that those intermediary institutions can be disrupted. Some of those institutions are private, some are governmental, but none came out of a burning bush: they are institutions that humans created to achieve certain functions which now, thanks to cryptotechnology, can be accomplished for what we believe will prove to be 80-90% less cost than current institutions). For an idea of how far ahead we were of the FinTech world’s sudden epiphany this summer about crypto, please view a keynote address I gave in Amsterdam 18 months ago at the first global conference on Bitcoin https://www.youtube.com/watch?v=bkf04kQw1YU ). Please know also that by mashing together cryptotechnologists with our developers and various friends within Wall Street (yes, I still have some) along with superb IP lawyers at Bracewell Giuliani, Perkins Coie, and Jones Day, we have managed to file for five key provisional patents on fundamental processes for crypto-capital formation. I believe those patents may have significant value some day (and expect that other firms currently issuing breathless statements about things they have on their drawing board may someday learn they are building on land we staked out a year ago).  In addition, we acquired a wonderful business this quarter, SpeedRoute, which is immediately accretive to our earnings, and which gives us a node of the National Market System (it routes 2.5% of equity trades on Wall Street). This acquisition will enable us to plug the cryptotechnology we develop into the wider world with no switching or implementation costs.

We have been meeting with a number of people at the highest levels of Wall Street who understand the enormous potential of this technology, and who do not wish to be left at the station: surreal though such meetings have been for all concerned, I have been pleasantly surprised to find many fine people who share my longstanding concerns about certain matters (e.g., the risk created by slop in the settlement system), and are open to the possibilities latent in this technology. We believe the possibilities here are immense. The direct costs of our Medici efforts this year will be in the neighborhood of $8 million (and when you add shared overhead, services provided by dual-tasked employees, and load factor, the real cost this year is significantly greater). For obvious reasons I do not believe that this enterprise can be co-managed with our online retailing business, and in that regard am aggressively exploring alternatives with an eye to maximizing shareholder value.

Third, as regards the prime broker litigation: by order of the California Supreme Court the litigation documents were unsealed in October. I delayed our earnings release in the expectation of at least one highly significant story I believe to be in the works, because I think that once shareholders read and understand the story, there will likely be an immediate desire to discuss it (there is quite a bit more to it than the public yet understands). Alas, regulatory concerns prevent us from waiting longer than today. Still, I expect that there may be significant news this month, and when it appears I may schedule a conference call for interested parties. We intend to press this case to trial in March in front of twelve citizens good and true in a San Francisco courtroom. I believe that our company is due a large number and am confident going into trial.

At a deeper level, the human capital we are developing and attracting is unlike any we have experienced in our history. We have wonderful, seasoned talent from major firms accepting jobs with us: merging them with the scrappy, hungry entrepreneurs we have developed internally is proving to have real charm. I would like to note that many of them are female, and are attracted by the idea of working for our President, Ms. Stormy Simon.

Sincerely yours,

Patrick Byrne
CEO

Key Q3 2015 metrics (comparison to Q3 2014):

•	Revenue: $391.2M vs. $353.0M (11% increase);

•	Gross profit: $72.5M vs. $67.1M (8% increase);

•	Gross margin: 18.5% vs. 19.0% (48 basis point decrease);

•	Sales and marketing expense: $30.1M vs. $25.4M (18% increase);

•	Contribution (non-GAAP measure): $42.4M vs. $41.6M (2% increase);

•	G&A/Technology expense: $45.8M vs. $39.3M (17% increase);

•	Pre-tax income (loss): ($2.6M) vs. $2.0M ($4.6M decrease);

•	Provision (benefit) for income taxes: ($15,000) vs. $413,000 ($428,000 decrease);

•	Net income (loss)*: ($2.1M) vs. $1.6M ($3.7M decrease); and

•	Diluted EPS: ($0.08)/share vs. $0.07/share ($0.15/share decrease).

*Net income (loss) refers to Net income (loss) attributable to stockholders of Overstock.com, Inc.

As previously announced, the company will hold a conference call and webcast to discuss its Q3 2015 financial results Monday, Nov. 9, 2015, at 4:30 p.m. ET.

Webcast information

To access the live webcast and presentation slides, go to http://investors.overstock.com. To listen to the conference call via telephone, dial (877) 673-5346 and enter conference ID 58668207 when prompted. Participants outside the U.S. or Canada who do not have Internet access should dial +1 (724) 498-4326 then enter the conference ID provided above.

A replay of the conference call will be available at http://investors.overstock.com starting two hours after the live call has ended. An audio replay of the webcast will be available via telephone starting at 7:30 p.m. ET on Monday, Nov. 9, 2015, through 11:59 p.m. ET on Monday, Nov. 23, 2015. To listen to the recorded webcast by phone, dial (855) 859-2056 then enter the conference ID provided above. Outside the U.S. or Canada dial +1 (404) 537-3406 and enter the conference ID provided above.

Email questions to Mark Harden at mharden@overstock.com prior to the conference call.

Key financial and operating metrics:

Investors should review our financial statements and publicly-filed reports in their entirety and not rely on any single financial measure.

Total net revenue - Total net revenue for Q3 2015 and 2014 was $391.2 million and $353.0 million, respectively, an 11% increase. The growth in revenue was primarily due to a 9% increase in orders, coupled with a 2% increase in average order size, from $180 to $183. Although our average order size has increased in recent years, we expect the rate of increase to lessen as our sales mix shift into home and garden products becomes fully realized. In addition, the percentage of revenue we defer from orders taken but not delivered was less due to the timing of quarter end. These increases were partially offset by increased promotional activities including coupons, site sales, and Club O Rewards (which we recognize as a reduction of revenue) due to our driving a higher proportion of our sales using such promotions.

We are experiencing some slowing of our overall revenue growth which we believe is due in part to changes that Google made in its natural search engine algorithms, to which we are responding. While we work to adapt to Google’s changes, we are increasing our emphasis on other marketing channels, such as sponsored search and display ad marketing, which are generating revenue growth but with higher associated marketing expenses than natural search.

Our Club O loyalty program is becoming increasingly significant to our revenues and we believe the long-term value of Club O members is significantly higher to us than non-Club O members. We recently enhanced the program by adding a two-tiered structure that includes our current standard Club O paid membership, which is now called Club O Gold, and an introductory membership, called Club O Silver, for customers who agree to receive promotional emails. In Q3 2015, we transitioned a significant number of customers into the Club O Silver program and began to shift coupon offers into Club O rewards. We believe that the shift from coupons to rewards will benefit us in the long-term, but in the short-term it is slowing our revenue growth as customers become accustomed to this change. We are continuing to test and refine our approach in this transition.

Gross profit - Gross profit for Q3 2015 and 2014 was $72.5 million and $67.1 million, respectively, an 8% increase, representing 18.5% and 19.0% gross margin for those respective periods. The increase in gross profit was primarily due to higher revenue. The decrease in gross margin was primarily due to increased promotional activities including coupons, site sales, and Club O Rewards (which we recognize as a reduction of revenue) due to our driving a higher proportion of our sales using such promotions, partially offset by a continued shift in sales mix into higher margin home and garden products.

Sales and marketing expenses - Sales and marketing expenses totaled $30.1 million and $25.4 million for Q3 2015 and 2014, respectively, an 18% increase, and representing 7.7% and 7.2% of total net revenue for those respective periods. The increase in sales and marketing expenses as a percent of revenue was primarily due to increased spending in the sponsored search and display ad marketing channels, in part in response to changes we believe Google made in its natural search engine algorithms.

Contribution (a non-GAAP financial measure) and contribution margin (a non-GAAP financial measure) - Contribution for Q3 2015 and 2014 was $42.4 million and $41.6 million, respectively, a 2% increase, representing 10.8% and 11.8% contribution margin for those respective periods.

Contribution (a non-GAAP financial measure - which we reconcile to "gross profit" in our statement of income) consists of gross profit less sales and marketing expense and reflects an additional way of viewing our results. Contribution margin is contribution as a percentage of total net revenue. We believe contribution and contribution margin provide management and users of the financial statements information about our ability to cover our operating costs, such as technology and general and administrative expenses. Contribution and contribution margin are used in addition to and in conjunction with results presented in accordance with GAAP and should not be relied upon to the exclusion of GAAP financial measures. The material limitation associated with the use of contribution is that it is an incomplete measure of profitability as it does not include all operating expenses or non-operating income and expenses. Management compensates for these limitations when using this measure by looking at other GAAP measures, such as operating income and net income.

Our calculation of contribution and contribution margin is set forth below (in thousands):

	Three months ended September 30,
	2015		2014
Total net revenue	$391,211	100%	$352,991	100%
Cost of goods sold	318,760	81.5	285,933	81.0
Gross profit	72,451	18.5	67,058	19.0
Less: Sales and marketing expense	30,062	7.7	25,428	7.2
Contribution and contribution margin	$42,389	10.8%	$41,630	11.8%

Technology expenses - Technology expenses totaled $25.1 million and $22.2 million for Q3 2015 and 2014, respectively, a 13% increase, and representing 6.4% and 6.3% of total net revenue for those respective periods. The increase was primarily due to an increase in depreciation of $1.7 million and an increase in staff-related costs of $835,000.

General and administrative ("G&A") expenses - G&A expenses totaled $20.7 million and $17.1 million for Q3 2015 and 2014, respectively, a 21% increase, and representing 5.3% and 4.8% of total revenue for those respective periods. The increase was primarily due to an increase of $1.7 million in legal costs, a $1.2 million increase in management consulting services, and a $406,000 increase in staff and travel related costs. These increases in general and administrative expenses include acquisition related transaction costs of $754,000.

In Q3 2015, our majority-owned subsidiary Medici (dba tØ.com) entered into agreements to acquire the assets and business of a financial technology company and three related registered broker-dealers for approximately $30.3 million as part of its initiatives to develop a digital securities trading system. Medici closed on the acquisition of one of the companies while the others remain subject to regulatory approval. We recognized $754,000 in transaction costs and $354,000 in amortization of intangibles during Q3 2015 in connection with this acquisition.

We continue to seek opportunities for growth by expanding our sales and distribution footprint, through Medici's crypto-initiatives, and through other means. As a result of these initiatives, we expect to continue to incur additional technology and G&A expenses, and may make investments in other technology companies. These expenses or investments may be material, and, coupled with the seasonality of our business, may lead to reduced income as compared to prior periods or to losses in some periods.

Overall, our revenue growth drove higher gross profits and growth in contribution. These increases were offset by higher technology and G&A expenses as part of our growth and innovation efforts, and by acquisition related expenses. As a result, operating income (loss) decreased by $5.7 million to ($3.4) million in Q3 2015 as compared to $2.4 million in Q3 2014.

Other income (expense), net - Other income (expense), net totaled $764,000 and ($350,000) for Q3 2015 and 2014, respectively. The increase is primarily due to increased Club O Rewards breakage of $1.2 million due to increased participation in the Club O Rewards program, including our recently introduced Club O Silver program.

Net cash provided by operating activities - Net cash provided by operating activities was $44.9 million and $69.4 million for the twelve months ended Sept. 30, 2015 and 2014, respectively.

Free cash flow (a non-GAAP financial measure) - Free cash flow totaled ($7.3) million and $32.7 million for the twelve months ended Sept. 30, 2015 and 2014, respectively. The $40.0 million decrease was due to a $24.4 million decrease in operating cash flow and a $15.5 million increase in capital expenditures including $28.9 million of costs related to the development of the company’s future headquarters.

Free cash flow reflects an additional way of viewing our cash flows and liquidity that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our cash flows and liquidity. Free cash flow, which we reconcile to “net cash provided by (used in) operating activities,” is cash flow from operations, reduced by “expenditures for fixed assets, including internal-use software and website development.” We believe that cash flows from operating activities is an important measure since it includes both the cash impact of the continuing operations of the business and changes in the balance sheet that impact cash. Also, we believe free cash flow is a useful measure to evaluate our business since purchases of fixed assets are a necessary component of ongoing operations and free cash flow measures the amount of cash we have available for mandatory debt service and financing obligations, changes in our capital structure, and future investments, after we have paid our operating expenses. Therefore, we believe it is important to view free cash flow as a complement to our entire consolidated statements of cash flows.

Our calculation of free cash flow is set forth below (in thousands):

	Nine months ended September 30,		Twelve months ended September 30,
	2015	2014	2015	2014
Net cash (used in) provided by operating activities	$(36,400)	$(496)	$44,930	$69,365
Expenditures for fixed assets, including internal-use software and website development	(43,381)	(32,544)	(52,183)	(36,641)
Free cash flow	$(79,781)	$(33,040)	$(7,253)	$32,724

Cash and working capital - We had cash and cash equivalents of $81.3 million and $181.6 million and working capital of ($24.4) million and $15.3 million at Sept. 30, 2015 and Dec. 31, 2014, respectively. The decrease in working capital is primarily due to capital expenditures including the development costs for our future headquarters, Medici's acquisition of companies related to its crypto-initiatives, and our investments in other technology companies.

About Overstock.com
Overstock.com, Inc. (OSTK) is an online retailer based in Salt Lake City, Utah that sells a broad range of products at low prices including furniture, rugs, bedding, electronics, clothing, and jewelry. Worldstock.com is dedicated to selling artisan-crafted products from around the world whereas Main Street Revolution supports small businesses across the U.S. by providing them a national customer base. Overstock has additional community-focused initiatives such as a Farmers Market and pet adoptions. Forbes ranked Overstock in its list of the Top 100 Most Trustworthy Companies in 2014. Overstock sells internationally under the name O.co. Overstock (http://www.overstock.com and http://www.o.co) regularly posts information about the company and other related matters under Investor Relations on its website.
O, Overstock.com, O.com, O.co, Club O, Main Street Revolution, Worldstock Fair Trade, Worldstock, and OVillage are registered trademarks. O.biz, Club O Dollars, and OGlobal are trademarks of Overstock.com, Inc. The Overstock.com, Club O, and Worldstock Fair Trade logos are also registered trademarks of Overstock.com, Inc. Other service marks, trademarks and trade names which may be referred to herein are the property of their respective owners.

# # #

This press release and the November 9, 2015 conference call and webcast to discuss our financial results may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include all statements other than statements of historical fact, including forecasts of trends. These forward-looking statements are inherently difficult to predict. Actual results could differ materially for a variety of reasons, including the amount and timing of our capital expenditures, the mix of products we sell, the results of legal proceedings and claims and the amounts we spend relating to them, the extent to which we owe income taxes, competition, fluctuations in operating results, any inability to raise capital if needed on acceptable terms, our efforts to expand both domestically and internationally, risks of inventory management and seasonality. Other risks and uncertainties include, among others, risks related to new products and services we may offer, and difficulties with our infrastructure, our fulfillment partners or our payment processors, including cyber-attacks or data breaches affecting us or any of them. More information about factors that could potentially affect our financial results is included in our Form 10-Q for the quarter ended September 30, 2015 which was filed with the Securities and Exchange Commission on November 9, 2015. These and our other subsequent filings with the

Securities and Exchange Commission identify important factors that could cause our actual results to differ materially from those contained in our projections, estimates and other forward-looking statements.

Overstock.com, Inc.
Consolidated Balance Sheets (Unaudited)
(in thousands)

	September 30, 2015	December 31, 2014
Assets
Current assets:
Cash and cash equivalents	$81,268	$181,641
Restricted cash	505	580
Accounts receivable, net	16,951	18,963
Inventories, net	23,206	26,208
Prepaid inventories, net	1,278	3,214
Deferred tax assets, net	11,686	14,835
Prepaids and other current assets	16,833	12,621
Total current assets	151,727	258,062
Fixed assets, net	78,807	52,071
Precious metals	10,243	10,905
Deferred tax assets, net	50,672	50,331
Intangible assets, net	15,434	—
Goodwill	15,343	2,784
Other long-term assets, net	9,580	2,712
Total assets	$331,806	$376,865
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$64,955	$112,787
Accrued liabilities	64,858	81,564
Deferred revenue	45,153	48,451
Other current liabilities	1,123	—
Total current liabilities	176,089	242,802
Other long-term liabilities	7,380	4,843
Total liabilities	183,469	247,645

Stockholders’ equity:
Preferred stock, $0.0001 par value:
Authorized shares - 5,000
Issued and outstanding shares - none	—	—
Common stock, $0.0001 par value
Authorized shares - 100,000
Issued shares - 27,633 and 27,241
Outstanding shares - 25,234 and 24,037	3	2
Additional paid-in capital	369,099	366,252
Accumulated deficit	(166,530)	(153,864)
Accumulated other comprehensive loss	(1,643)	(621)
Treasury stock:
Shares at cost - 2,399 and 3,204	(51,747)	(82,531)
Equity attributable to stockholders of Overstock.com, Inc.	149,182	129,238
Equity attributable to noncontrolling interests	(845)	(18)
Total equity	148,337	129,220
Total liabilities and stockholders’ equity	$331,806	$376,865

Overstock.com, Inc.
Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Revenue, net
Direct	$33,621	$33,592	$104,184	$104,854
Partner	357,590	319,399	1,073,384	921,889
Total net revenue	391,211	352,991	1,177,568	1,026,743
Cost of goods sold
Direct	31,989	29,385	95,751	91,955
Partner	286,771	256,548	860,272	741,109
Total cost of goods sold	318,760	285,933	956,023	833,064
Gross profit	72,451	67,058	221,545	193,679
Operating expenses:
Sales and marketing	30,062	25,428	86,121	72,363
Technology	25,084	22,202	72,230	63,211
General and administrative	20,676	17,073	60,639	48,250
Restructuring	—	—	—	(360)
Total operating expenses	75,822	64,703	218,990	183,464
Operating income (loss)	(3,371)	2,355	2,555	10,215
Interest income	37	36	118	114
Interest expense	(62)	(11)	(74)	(30)
Other income (expense), net	764	(350)	2,532	633
Income (loss) before income taxes	(2,632)	2,030	5,131	10,932
Provision (benefit) for income taxes	(15)	413	3,774	3,436
Consolidated net income (loss)	$(2,617)	$1,617	$1,357	$7,496
Less: Net loss attributable to noncontrolling interests	(546)	—	(979)	—
Net income (loss) attributable to stockholders of Overstock.com, Inc.	$(2,071)	$1,617	$2,336	$7,496
Net income (loss) per common share—basic:
Net income (loss) attributable to common shares—basic	$(0.08)	$0.07	$0.10	$0.31
Weighted average common shares outstanding—basic	24,681	24,027	24,402	23,988
Net income (loss) per common share—diluted:
Net income (loss) attributable to common shares—diluted	$(0.08)	$0.07	$0.10	$0.31
Weighted average common shares outstanding—diluted	24,681	24,283	24,513	24,290

Overstock.com, Inc.
Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Nine months ended September 30,		Twelve months ended September 30,
	2015	2014	2015	2014
Cash flows from operating activities:
Consolidated net income	$1,357	$7,496	$2,662	$76,946
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	17,827	12,806	23,085	16,495
Stock-based compensation to employees and directors	2,577	2,949	3,663	3,823
Deferred income taxes	3,470	2,909	4,302	(65,611)
Amortization of debt issuance costs	21	—	21	4
Loss on investment in precious metals	662	752	1,179	1,734
Loss on investment in cryptocurrency	147	50	147	50
Restructuring reversals	—	(360)	—	(360)
Ineffective portion of loss on cash flow hedge	124	—	124	—
Other	9	(11)	(38)	(16)
Changes in operating assets and liabilities, net of acquisitions:
Restricted cash	—	—	1,000	75
Accounts receivable, net	2,662	1,106	(1,360)	(269)
Inventories, net	3,002	1,760	2,077	(2,550)
Prepaid inventories, net	1,936	81	445	203
Prepaids and other current assets	(3,782)	(3,484)	(1,753)	(1,025)
Other long-term assets, net	380	(7)	413	440
Accounts payable	(47,313)	(27,512)	1,851	8,447
Accrued liabilities	(17,751)	(3,164)	1,020	17,103
Deferred revenue	(3,298)	3,330	4,502	10,793
Other long-term liabilities	1,570	803	1,590	3,083
Net cash (used in) provided by operating activities	(36,400)	(496)	44,930	69,365
Cash flows from investing activities:
Purchases of marketable securities	(11)	(19)	(15)	(40)
Sales of marketable securities	35	77	35	78
Purchases of intangible assets	(187)	(54)	(268)	(54)
Investment in precious metals	—	—	(2,496)	(2,100)
Investment in cryptocurrency	—	(396)	96	(396)
Equity method investment	(152)	—	(402)	—
Disbursements for loans	(5,000)	—	(5,000)	—
Cost method investments	(7,000)	—	(7,000)	—
Acquisitions of businesses, net of cash acquired	(10,573)	—	(10,573)	—
Expenditures for fixed assets, including internal-use software and website development	(43,381)	(32,544)	(52,183)	(36,641)
Proceeds from sale of fixed assets	30	—	73	—
Net cash used in investing activities	(66,239)	(32,936)	(77,733)	(39,153)
Cash flows from financing activities:
Payments on capital lease obligations	(362)	(325)	(362)	(325)
Paydown on direct financing arrangement	(229)	(209)	(302)	(275)
Change in restricted cash	75	—	75	125
Proceeds from exercise of stock options	270	342	439	444
Purchase of treasury stock	(2,367)	(2,301)	(2,367)	(2,303)
Proceeds from debt issuance	5,500	—	5,500	—
Payment of debt issuance costs	(621)	—	(1,652)	—
Net cash provided by (used in) financing activities	2,266	(2,493)	1,331	(2,334)
Net (decrease) increase in cash and cash equivalents	(100,373)	(35,925)	(31,472)	27,878
Cash and cash equivalents, beginning of period	181,641	148,665	112,740	84,862
Cash and cash equivalents, end of period	$81,268	$112,740	$81,268	$112,740